                                                                      EXHIBIT 12

              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(1)
                             (DOLLARS IN THOUSANDS)

                                                        FISCAL YEAR ENDED JUNE(2)
                                            --------------------------------------------------
                                              1998       1997       1996      1995      1994
                                            --------   --------   --------   -------   -------
Pre-tax income from continuing
  operations.............................   $(10,092)  $(16,657)  $ 17,427   $18,345   $21,649
Minority interest in the income of
  subsidiary with fixed charges..........       (377)      (741)    (1,111)     (316)       --
Plus: Capitalized interest amortized
  during the period......................      1,168        889        584       546       546
Less: Capitalized interest...............     (1,950)    (1,351)      (887)     (579)     (414)
                                            --------   --------   --------   -------   -------
                                             (11,251)   (17,860)    16,013    17,996    21,781
                                            --------   --------   --------   -------   -------
Fixed charges:
Interest expense and amortization of debt
  discount and premium on all
  indebtedness...........................     52,221     46,600     12,411    10,975    10,016
Rentals -- 33%...........................      1,250      1,223        573       581       655
                                            --------   --------   --------   -------   -------
          Total fixed charges............     53,471     47,823     12,984    11,556    10,671
                                            --------   --------   --------   -------   -------
Earnings before income taxes, minority
  interest and fixed charges.............   $ 42,220   $ 29,963   $ 28,997   $29,552   $32,452
                                            ========   ========   ========   =======   =======
Ratio of earnings to fixed charges.......         .8         .6        2.2       2.6       3.0
                                            ========   ========   ========   =======   =======
Earnings >(<) Fixed Charges..............   $(11,251)  $(17,860)  $ 16,013   $17,996   $21,781

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(1) The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, "earnings" include operating income (loss) before income taxes, extraordinary items and cumulative effect of an accounting change plus fixed charges. Fixed charges include interest, whether expensed or capitalized, amortization of debt expense and discount or premium relating to any indebtedness, whether expensed or capitalized and the portion of rental expense that is representative of the interest factor in these rentals. In fiscal 1998 and 1997, earnings were insufficient to cover fixed charges by $11,251 and $17,860, respectively.
(2) The Company's fiscal year ends on the last Saturday of June.